Exhibit 99.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 22nd day of September 2015, by and between ZaZa Energy Corporation, a Delaware corporation (the “Company”), and Todd Alan Brooks (“Employee”).

1.                                      Effect of Amendment.  Except as stated herein, the terms and conditions of the Employment Agreement dated September 11, 2012 between the Parties, as amended by the First Amendment dated June 12, 2014, shall remain unchanged (the “Amended Employment Agreement”).

2.                                      Revision to LTI Bonus Exhibit B of the Amended Employment Agreement.  For purposes of calculating the LTI Bonus, the periods for determining the Volume-Weighted Average Value and Average Daily Production shall be the month of June, and the Reserves shall be calculated in reference to the Company’s mid-year reserves reports received on or about on June 30. Solely with respect to the calculation of the 2014 LTI Bonus Award amounts, the following formula shall be used in place of the one in Exhibit B of the Amended Employment Agreement:

1/3 of each LTI Bonus shall vest upon achievement of Average Daily Production growth or Reserves growth as described below multiplied by the greater of (i) 1 and (ii) (the Volume-Weighted Average Value (VWAV) during the month of June that the LTI Bonus becomes vested) divided by (the VWAV during the month of June immediately preceding the date the LTI Bonus was granted).

3.                                      Deferral of First Tranche of 2014 LTI Bonus.  The payment of Employee’s 2014 LTI Bonus of for the first year of the three-year performance period shall be deferred until the earlier of (i) Employee’s termination of employment (for any reason or cause) (in such case, $1,250,000 shall be paid in cash) and (ii) January 1, 2016, at which time the Compensation Committee shall elect to pay such amount either in $1,250,000 cash or a number of Common Shares equal to $1,250,000 divided by the Volume-Weighted Average Value for the month of December 2015.  Subsequent LTI Bonus tranches shall be paid no later than July 1 of the year in which they are earned.

4.                                      Base Salary.  Effective as of July 1, 2015, Employee’s Base Salary shall be restored to the amount that existed immediately prior to the First Amendment, and shall thereafter only be subject to annual cost of living increases of 3% on January 1 of each year.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

ZAZA ENERGY CORPORATION

By: Scott Gaille
Title: CCO & General Counsel

EMPLOYEE

TODD ALAN BROOKS